Exhibit 99.1
Conn’s, Inc. Reports Fourth Quarter Fiscal Year 2021 Financial Results
THE WOODLANDS, Texas, March 31, 2021 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced its financial results for the quarter ended January 31, 2021.
“Throughout fiscal year 2021, we took decisive actions focused on supporting our employees, customers, and communities, while de-risking our business, enhancing our balance sheet, and investing in digital and e-commerce. These actions combined with the dedication of our associates directly contributed to our ability to successfully navigate the COVID-19 pandemic. Quarterly same store sales improved sequentially throughout fiscal year 2021, despite continued conservative underwriting strategies, which we believe demonstrates strong underlying demand for our products, and we anticipate positive same store sales momentum will continue into fiscal year 2022,” stated Norm Miller, Conn’s Chairman and Chief Executive Officer.
“We have emerged from the pandemic stronger, more efficient and well positioned to compete in a rapidly changing market, and fiscal year 2022 is off to a strong start. Same store sales are up over 3.0% quarter-to-date, despite the impacts of the historic winter storm across many of our markets, one fewer selling day as a result of leap year and continued supply chain challenges. These quarter-to-date results still reflect our more conservative underwriting strategy.”
“Overall, we believe Conn’s is at an inflection point in our growth strategy as we continue to leverage our best-in-class in-house and third-party credit offerings, increase digital and e-commerce investments, expand our brick-and-mortar footprint, and enhance our merchandising and marketing strategies. We believe these strategic initiatives, combined with our unique value proposition, will support long-term and sustainable growth,” concluded Mr. Miller.
Fourth Quarter Financial Highlights:
•Earnings for the fourth quarter increased approximately 400% to $0.85 per diluted share, compared to $0.17 per diluted share for the same period last fiscal year;
•Increased fourth quarter cash and third-party credit sales nearly 35% compared to the prior fiscal year period reflecting strong demand for home-related products; and
•Same store sales declined 10.1% for the fourth quarter, primarily due to a nearly 29% decline in sales financed by Conn’s in-house credit because of tighter underwriting associated with the COVID-19 crisis.
Fiscal Year 2021 Financial Highlights:
•Improved capital position as net cash provided by operating activities was $462.1 million compared to $80.1 million for the year ended January 31, 2020;
•Reduced overall debt balance by $416.6 million as compared to fiscal year 2020 resulting in debt as a percent of the portfolio balance of approximately 49% at January 31, 2021. Net debt as a percent of the portfolio balance at January 31, 2021 was approximately 45%, representing the lowest level in seven fiscal years;
•Carrying value of customer accounts receivable 60+ days past due at January 31, 2021 24% lower than the prior fiscal year;
•Carrying value of re-aged customer accounts receivable at January 31, 2021 33% lower than the prior fiscal year period; and
•More than doubled e-commerce sales during fiscal year 2021 as compared to the prior fiscal year.
Fourth Quarter Results
Net income for the fourth quarter of fiscal year 2021 was $25.1 million, or $0.85 per diluted share, compared to net income for the fourth quarter of fiscal year 2020 of $5.1 million, or $0.17 per diluted share. The increase in net income was primarily due to a decrease in provision for bad debts and tax benefit related to the CARES ACT, partially offset by a decline in revenue. The CARES ACT tax benefit was $12.4 million, or $0.42 per diluted share, for the fourth quarter of fiscal year 2021. On a non-GAAP basis, adjusted net income for the fourth quarter of fiscal year 2021 was $27.1 million, or $0.91 per diluted share, which excludes charges and credits for severance costs related to a change in the executive management team and a gain on extinguishment of debt. This compares to adjusted net income for the fourth quarter of fiscal year 2020 of $5.9 million, or $0.20 per diluted share, which excludes a loss on extinguishment of debt.
Retail Segment Fourth Quarter Results
Retail revenues were $294.7 million for the three months ended January 31, 2021 compared to $315.3 million for the three months ended January 31, 2020, a decrease of $20.6 million or 6.5%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 10.1% and a decrease in RSA commissions and retrospective income, partially offset by new store growth. The decrease in same store sales reflects proactive tightening of underwriting standards which were the result of the COVID-19 pandemic.
For the three months ended January 31, 2021 and January 31, 2020, retail segment operating income was $12.7 million and $35.7 million, respectively. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2021 was $15.4 million, after excluding charges and credits for severance costs related to a change in the executive management team. On a non-GAAP basis, adjusted retail segment operating income for the three months ended January 31, 2020 was $35.7 million.
The following table presents net sales and changes in net sales by category:

	Three Months Ended January 31,						Same Store
(dollars in thousands)	2021	% of Total	2020	% of Total	Change	% Change	% Change
Furniture and mattress	$90,100	30.6%	$94,042	29.8%	$(3,942)	(4.2)%	(8.9)%
Home appliance	102,125	34.7	93,452	29.7	8,673	9.3	6.2
Consumer electronics	54,255	18.4	69,995	22.2	(15,740)	(22.5)	(23.2)
Home office	16,349	5.6	20,804	6.6	(4,455)	(21.4)	(22.3)
Other	7,705	2.6	4,875	1.5	2,830	58.1	40.7
Product sales	270,534	91.9	283,168	89.8	(12,634)	(4.5)	(7.5)
Repair service agreement commissions (1)	21,108	7.2	28,848	9.2	(7,740)	(26.8)	(29.8)
Service revenues	2,831	0.9	3,056	1.0	(225)	(7.4)
Total net sales	$294,473	100.0%	$315,072	100.0%	$(20,599)	(6.5)%	(10.1)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.
Credit Segment Fourth Quarter Results
Credit revenues were $73.1 million for the three months ended January 31, 2021 compared to $97.7 million for the three months ended January 31, 2020, a decrease of $24.6 million or 25.2%. The decrease in credit revenue was primarily due to a decrease of 20.6% in the average balance of the customer receivable portfolio, a decrease in insurance commissions due to a decline in the balance of sale of our in-house credit financing and a decrease in insurance retrospective income. The yield rate for the three months ended January 31, 2021 was 21.3% compared to 21.5% for the three months ended January 31, 2020. The total customer accounts receivable portfolio balance was $1.2 billion at January 31, 2021 compared to $1.6 billion at January 31, 2020, a decrease of 23.0%.
Provision for bad debts decreased to $25.1 million for the three months ended January 31, 2021 compared to $69.3 million for the three months ended January 31, 2020, a decrease of $44.2 million. The decrease was driven by a reduction in the allowance for bad debts during the three months ended January 31, 2021 as compared to an increase in the allowance during the three months ended January 31, 2020. The decrease in the allowance for bad debts for the three months ended January 31, 2021 was primarily driven by a decrease in customer accounts receivable portfolio as compared to an increase in the customer accounts receivable portfolio balance for the three months ended January 31, 2020. In addition, improvements in forecasted unemployment rates and lower charge-offs contributed to the decline in the allowance for bad debts.
Credit segment operating income was $14.6 million for the three months ended January 31, 2021, compared to an operating loss of $12.3 million for the three months ended January 31, 2020. The increase in credit segment operating income for the three months ended January 31, 2021 as compared to the three months ended January 31, 2020 was primarily driven by a decrease in provision for bad debts offset by a decline in credit revenue, as described above.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-K for the year ended January 31, 2021, to be filed with the Securities and Exchange Commission on March 31, 2021.

Showroom and Facilities Update
The Company has opened three new Conn’s HomePlus® showrooms and its first distribution center in Florida during the fourth quarter of fiscal year 2021 and has opened six new Conn’s HomePlus® showrooms during the first quarter of fiscal year 2022, bringing the total showroom count to 152 in 15 states. During fiscal year 2022, the Company plans to open 9 to 11 new showrooms, including the six already opened, in existing states to leverage current infrastructure.
Liquidity and Capital Resources
As of January 31, 2021, the Company had $336.0 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. The Company also had $9.7 million of unrestricted cash available for use.
On February 24, 2021, the Company completed the sale of $62.9 million of 4.20% Asset Backed Fixed Rate Notes, Class C, Series 2020-A which was previously issued and retained by the company. The asset-backed notes are secured by the transferred customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in net proceeds to us of $62.5 million, net of debt issuance costs. Net proceeds from the sale were used to repay amounts outstanding under the Company’s Revolving Credit Facility.
On March 29, 2021, the Company entered into the Fifth Amended and Restated Loan and Security Agreement (the “Fifth Amended and Restated Loan Agreement”). The Fifth Amended and Restated Loan Agreement, among other things, extended the maturity date of our existing revolving credit facility to March 2025 (originally scheduled to mature in May 2022). Additional detail with respect to the Fifth Amended and Restated Loan Agreement may be found in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.
On March 15, 2021, the Company issued a notice of redemption to holders of our 7.250% Senior Notes due 2022 (the “Senior Notes”) for the redemption of all $141,172,000 outstanding aggregate principal amount of the Senior Notes. Additional detail with respect to the notice of redemption of the Senior Notes, including the redemption date and redemption price for the Senior Notes may be found in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021. The foregoing does not constitute a notice of redemption with respect to the Senior Notes.
Conference Call Information
The Company will host a conference call on March 31, 2021, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended January 31, 2021 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and fourth quarter fiscal year 2021 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through April 7, 2021 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13714683.
About Conn’s, Inc.
Conn’s is a specialty retailer currently operating 152 retail locations in Alabama, Arizona, Colorado, Florida, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company’s primary product categories include:
•Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;
•Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
•Consumer electronics, including LED, OLED, QLED, 4K Ultra HD, and 8K televisions, gaming products, next generation video game consoles and home theater and portable audio equipment; and
•Home office, including computers, printers and accessories.
Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility, and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 outbreak; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
Revenues:
Total net sales	$294,473	$315,072	$1,064,311	$1,163,235
Finance charges and other revenues	73,318	97,916	321,714	380,451
Total revenues	367,791	412,988	1,386,025	1,543,686
Costs and expenses:
Cost of goods sold	184,300	188,038	668,315	697,784
Selling, general and administrative expense	128,324	132,018	478,767	503,024
Provision for bad debts	25,139	69,510	202,003	205,217
Charges and credits	2,737	—	6,326	3,142
Total costs and expenses	340,500	389,566	1,355,411	1,409,167
Operating income	27,291	23,422	30,614	134,519
Interest expense	10,603	15,163	50,381	59,107
(Gain) loss on extinguishment of debt	(440)	1,094	(440)	1,094
Income (loss) before income taxes	17,128	7,165	(19,327)	74,318
Provision (benefit) for income taxes	(7,998)	2,113	(16,190)	18,314
Net income (loss)	$25,126	$5,052	$(3,137)	$56,004
Earnings (loss) per share:
Basic	$0.86	$0.18	$(0.11)	$1.85
Diluted	$0.85	$0.17	$(0.11)	$1.82
Weighted average common shares outstanding:
Basic	29,199,678	28,720,508	29,060,512	30,275,662
Diluted	29,647,593	29,276,167	29,060,512	30,814,775

CONN’S, INC. AND SUBSIDIARIES
RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
Revenues:
Product sales	$270,534	$283,168	$973,031	$1,042,424
Repair service agreement commissions	21,108	28,848	78,838	106,997
Service revenues	2,831	3,056	12,442	13,814
Total net sales	294,473	315,072	1,064,311	1,163,235
Other revenues	217	208	816	810
Total revenues	294,690	315,280	1,065,127	1,164,045
Costs and expenses:
Cost of goods sold	184,300	188,038	668,315	697,784
Selling, general and administrative expense	94,951	91,234	335,954	346,108
Provision for bad debts	21	260	443	905
Charges and credits	2,737	—	4,092	1,933
Total costs and expenses	282,009	279,532	1,008,804	1,046,730
Operating income	$12,681	$35,748	$56,323	$117,315
Retail gross margin	37.4%	40.3%	37.2%	40.0%
Selling, general and administrative expense as percent of revenues	32.2%	28.9%	31.5%	29.7%
Operating margin	4.3%	11.3%	5.3%	10.1%
Store count:
Beginning of period	143	137	137	123
Opened	3	—	9	14
End of period	146	137	146	137

CONN’S, INC. AND SUBSIDIARIES
CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
Revenues:
Finance charges and other revenues	$73,101	$97,708	$320,898	$379,641
Costs and expenses:
Selling, general and administrative expense	33,373	40,784	142,813	156,916
Provision for bad debts	25,118	69,250	201,560	204,312
Charges and credits	—	—	2,234	1,209
Total costs and expenses	58,491	110,034	346,607	362,437
Operating income (loss)	14,610	(12,326)	(25,709)	17,204
Interest expense	10,603	15,163	50,381	59,107
(Gain) loss on extinguishment of debt	(440)	1,094	(440)	1,094
Income (loss) before income taxes	$4,447	$(28,583)	$(75,650)	$(42,997)
Selling, general and administrative expense as percent of revenues	45.7%	41.7%	44.5%	41.3%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	10.6%	10.2%	10.2%	10.0%
Operating margin	20.0%	(12.6)%	(8.0)%	4.5%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	January 31,
	2021	2020
Weighted average credit score of outstanding balances (1)	600	591
Average outstanding customer balance	$2,463	$2,734
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	12.4%	12.5%
Balances 60+ days past due (in thousands) (2)	$146,820	$193,797
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)	25.9%	29.4%
Carrying value of account balances re-aged more than six months (in thousands) (3)	$92,883	$112,410
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance (4)	24.2%	14.6%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	20.5%	17.7%

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
Total applications processed	342,924	360,338	1,251,002	1,235,712
Weighted average origination credit score of sales financed (1)	617	606	615	608
Percent of total applications approved and utilized	21.2%	27.0%	21.5%	27.0%
Average income of credit customer at origination	$48,500	$46,000	$47,100	$45,800
Percent of retail sales paid for by:
In-house financing, including down payments received	50.9%	66.7%	52.1%	67.6%
Third-party financing	19.9%	18.9%	20.4%	17.8%
Third-party lease-to-own option	9.8%	6.6%	8.5%	7.0%
	80.6%	92.2%	81.0%	92.4%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.
(4)For the period ended January 31, 2021, the allowance for bad debts and uncollectible interest is based on the current expected credit loss methodology required under ASC 326. For the period ended January 31, 2020, the allowance for bad debts and uncollectible interest is based on the incurred loss methodology.

CONN’S, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	January 31,
	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$9,703	$5,485
Restricted cash	50,557	75,370
Customer accounts receivable, net of allowances	478,734	673,742
Other accounts receivable	61,716	68,753
Inventories	196,463	219,756
Income taxes receivable	38,059	4,315
Prepaid expenses and other current assets	8,831	11,445
Total current assets	844,063	1,058,866
Long-term portion of customer accounts receivable, net of allowances	430,749	663,761
Operating lease right-of-use assets	265,798	242,457
Property and equipment, net	190,962	173,031
Deferred income taxes	9,448	18,599
Other assets	14,064	12,055
Total assets	$1,755,084	$2,168,769
Liabilities and Stockholders’ Equity
Current liabilities:
Current finance lease obligations	$934	$605
Accounts payable	69,367	48,554
Accrued expenses	82,990	63,090
Operating lease liability - current	44,011	35,390
Other current liabilities	14,454	14,631
Total current liabilities	211,756	162,270
Operating lease liability - non current	354,598	329,081
Long-term debt and finance lease obligations	608,635	1,025,535
Other long-term liabilities	22,940	24,703
Total liabilities	1,197,929	1,541,589
Stockholders’ equity	557,155	627,180
Total liabilities and stockholders’ equity	$1,755,084	$2,168,769

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:
To supplement the consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: adjusted retail segment operating income, adjusted net income, adjusted net income per diluted share, and Net Debt. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

RETAIL SEGMENT ADJUSTED OPERATING INCOME

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
Retail segment operating income, as reported	$12,681	$35,748	$56,323	$117,315
Adjustments:
Store and facility closure and relocation costs (1)	—	—	—	1,933
Professional fees (2)	—	—	1,355	—
Employee severance (3)	2,737	—	2,737	—
Retail segment operating income, as adjusted	$15,418	$35,748	$60,415	$119,248
(1)Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility, the gain from the sale of a cross-dock and from increased sublease income related to the consolidation of our corporate headquarters during the year ended January 31, 2020.
(2)Represents costs related to professional fees associated with non-recurring expenses.
(3)Represents severance costs related to a change in the executive management team.

ADJUSTED NET INCOME AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	Three Months Ended January 31,		Year Ended January 31,
	2021	2020	2021	2020
Net income (loss), as reported	$25,126	$5,052	$(3,137)	$56,004
Adjustments:
Store and facility closure and relocation costs (1)	—	—	—	1,933
Professional fees (2)	—	—	3,589	—
Employee severance (3)	2,737	—	2,737	—
Write-off of software costs (4)	—	—	—	1,209
(Gain) loss on extinguishment of debt (5)	(440)	1,094	(440)	1,094
Tax impact of adjustments (6)	(306)	(246)	(1,111)	(951)
Net income, as adjusted	$27,117	$5,900	$1,638	$59,289
Weighted average common shares outstanding - Diluted	29,647,593	29,276,167	29,287,950	30,814,775
Diluted earnings (loss) per share:
As reported	$0.85	$0.17	$(0.11)	$1.82
As adjusted	$0.91	$0.20	$0.06	$1.92
(1)Represents impairments from the exiting of certain leases upon the relocation of three distribution centers into one facility, the gain from the sale of a cross-dock and from increased sublease income related to the consolidation of our corporate headquarters during the year ended January 31, 2020.
(2)Represents costs related to professional fees associated with non-recurring expenses.
(3)Represents severance costs related to a change in the executive management team.
(4)Represents impairments of software costs for a loan management system that was abandoned during the year ended January 31, 2020 related to the implementation of a new loan management system.
(5)Represents benefits and costs incurred for the early retirement of our debt.
(6)Represents the tax effect of the adjusted items based on the applicable statutory tax rate.

NET DEBT

	January 31,
	2021	2020
Debt, as reported
Current finance lease obligations	$934	$605
Long-term debt and finance lease obligations	608,635	1,025,535
Total debt	609,569	1,026,140
Cash, as reported
Cash and cash equivalents	9,703	5,485
Restricted cash	50,557	75,370
Total cash	60,260	80,855
Net debt	$549,309	$945,285
Ending portfolio balance, as reported	$1,233,717	$1,602,037
Net debt as a percentage of the portfolio balance	44.5%	59.0%